Exhibit 99.1

Contact: Frances G. Rathke, CFO

Tel: (802) 882-2300

Green Mountain Coffee Roasters, Inc. Reports Strong Growth for Fiscal 2009 First Quarter

– Strong Performance Driven by Success of Keurig Single-Cup Brewing System –

– Company Raises Estimates for Future Sales and Earnings Growth –

WATERBURY, VT (January 28, 2009) – Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced its fiscal 2009 first quarter results for the thirteen weeks ended December 27, 2008, reporting strong growth.

Net sales for the first quarter of fiscal 2009 totaled $197.0 million as compared to $126.4 million reported in the first quarter of fiscal 2008, representing an increase of 56% over the same quarter prior year.

Net income for the first quarter of fiscal 2009 increased 392% to $14.4 million or $0.56 per diluted share, from $2.9 million or $0.12 per diluted share in the first quarter of fiscal 2008. Excluding the impact of the $17 million or $0.40 per diluted share previously reported patent litigation settlement, non-GAAP fully diluted EPS totaled $0.16 per share in the first quarter of fiscal 2009.

During 2009’s first fiscal quarter, 357 million K-Cup portion packs were shipped system-wide by all Keurig licensed roasters, up 55% over the year-ago quarter. Supporting continued growth in K-Cup demand, during the first quarter of the new fiscal year, 711,000 Keurig brewers were shipped, up 121% over the same quarter prior year.

Lawrence J. Blanford, President and CEO, said, “We are off to a very strong start for fiscal year 2009 with our first quarter results. The robust growth rate of Keurig brewer sales during the holiday season contributed meaningfully to our sales growth this past quarter. Equally important, we anticipate it will drive continued strong sales of K-Cups to support a growing installed base of brewers in consumers’ homes.”

Blanford continued, “Even in a difficult consumer economy, GMCR is driving significant top and bottom line growth with innovative products that have tremendous consumer appeal and are positioned at the intersection of quality and value. Our success is driven by the winning combination of our outstanding coffees and the Keurig Single-Cup Brewing System.”

Blanford concluded, “Looking forward, we are committed to continuing to represent the best of business in terms of our growth and profitability and our ability to make a positive difference in the world. We appreciate and sincerely thank the enthusiastic consumers, as well as our employees and business partners and all our other stakeholders, who make these accomplishments possible.”

Fiscal 2009 First Quarter Financial Review

Net Sales

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For the Green Mountain Coffee segment, net sales for the first quarter of fiscal 2009 grew 36% to $105.8 million, prior to the elimination of inter-company sales, as compared to $77.8 million reported in the first quarter of fiscal 2008. Dollar sales growth was strongest in channels that benefit from sales of Keurig K-Cup portion packs including retail reseller, supermarket and consumer direct channels. Coffee, tea and hot cocoa pounds shipped increased 14% this quarter over the prior period. This past quarter, Fair Trade Certified™ and organic coffees represented over 33% of total coffee pounds sold, up from about 30% in the prior year quarter. As previously announced, the Company increased prices in May 2008 by 8% to 12% on average across business channels and package types for coffee products sold by its Green Mountain Coffee segment because of rising green coffee costs and increases in prices of other raw materials, and higher energy and transportation costs. The net impact of the price increase in the first quarter of fiscal 2009 was an increase in net sales of approximately 11% over the prior year period.

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For the Keurig segment, net sales (prior to the elimination of inter-company sales) included in the Company’s first quarter of fiscal 2009 were $120.9 million, up 89% from net sales of $63.8 million in the first quarter of fiscal 2008. This increase in sales was primarily due to higher At Home Single-Cup brewer and K-Cup sales and royalty income from the sales of K-Cups. Keurig announced a royalty rate increase of a penny on all system-wide K-Cup portion packs that went into effect on August 1, 2008. This increase contributed to an approximate 4% increase in Keurig segment’s first quarter net sales over the prior year. Further detail on shipments of Keurig brewers and K-Cup portion packs is provided in the chart accompanying this press release.

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As part of the consolidation, $15.6 million of inter-company Keurig segment sales and $14.2 million of inter-company Green Mountain Coffee segment sales were eliminated in the first quarter of fiscal 2009.

Costs, Margins and Income

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Cost of sales increased to 72.9% of total net sales compared to 65.8% for the corresponding quarter last year. The increase over last year primarily is due to the significant increase in sales of Keurig At Home Single-Cup brewers where these brewers are sold at approximately cost as part of the Company’s strategy to increase the installed base of Keurig brewers. In addition, higher green coffee and other commodity costs contributed to the increase in cost of sales as compared to the year ago first quarter.

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Selling, general and administrative expenses improved as a percentage of net sales by 570 basis points to 23.0% from 28.7% in the prior year quarter. This improvement was the result of leveraging selling and organizational resources on a higher sales base despite a $4 million increase in the overall holiday advertising and marketing support of which the majority was spent on the first national TV advertising campaign in the Company’s history.

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The Company’s operating income of $25.0 million included receipt of a non-recurring settlement payment of $17 million in connection with the Kraft patent litigation. Excluding this non-recurring item, operating income for the first quarter of fiscal 2009 was $8.0 million.

•	Interest expense was $1.4 million in the first quarter of 2009 compared to $1.5 million in the same period last year.

•	Income before taxes for the first quarter of fiscal 2009 increased 383% to $23.5 million as compared to $5.0 million reported in the first quarter of fiscal 2008.

•	The Company’s tax rate was 38.9% as compared to 40.0% in the prior year quarter. The difference primarily was due to higher research and development tax credits.

•	Net income for the first quarter of fiscal 2009 was $14.4 million as compared to $2.9 million in the corresponding quarter last year.

Balance Sheet Highlights

•	Accounts receivable increased 28% to $70.3 million at December 27, 2008 from $54.8 million at September 27, 2008 driven by the strong sales during the first quarter of fiscal 2009.

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Inventories decreased as planned by 22% to $66.8 million at December 27, 2008 from $85.3 million at September 27, 2008, reflecting strong holiday sales of At Home Single-Cup Keurig brewers and K-Cups. Inventories increased 40% year-over-year from $47.8 million at December 29, 2007 as part of the Company’s effort to ensure sufficient inventories of brewers and K-cups for the second quarter of fiscal 2009 to meet consumer demand.

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Long-term debt decreased to $90.0 million at December 27, 2008 from $123.5 million at September 27, 2008 reflecting the Company’s decision to use the majority of the litigation settlement payment to reduce debt outstanding under its existing credit facility as well as decreased borrowing requirements as a result of strong cash flow provided by operating activities during the first quarter of fiscal 2009.

Business Outlook and Other Forward-Looking Information

Company Estimates Raised for Fiscal Year 2009:

•	Total consolidated net sales growth of 43% to 48%, up from prior estimates of 40% to 45%.

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Total K-Cup portion packs shipped system-wide by all Keurig licensed roasters to increase in the range of 53% to 63%, up from prior estimates of 50% to 60%. As the Company gains more data and insight into the K-Cup consumption rate of the new Keurig Mini Brewer over the next few months, it intends to refine the range of growth for total K-Cup portion packs shipped system-wide.

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An operating margin in the range of 8.5% to 9.1%, including $4.8 million or $0.11 per diluted share for non-cash amortization expenses related to the identifiable intangibles, and excluding the pre-tax $17 million Kraft patent litigation settlement.

•	Interest expense of $6.5 million to $7.5 million excluding any additional interest expense associated with financing the Tully’s acquisition, down from prior estimates of $7.5 million to $8.5 million.

•	A tax rate of 39.5% as compared to 38.9% in fiscal 2008.

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Fully diluted GAAP earnings per share in the range of $1.65 to $1.75 per share, including the pre-tax $17 million or $0.40 per diluted share Kraft patent litigation settlement, and including the non-cash amortization expenses related to the identifiable intangibles mentioned above of $4.8 million or approximately $0.11 per share. Excluding the Kraft litigation settlement, fully diluted non-GAAP EPS in the range of $1.25 to $1.35 per share, up from prior estimates of $1.20 to $1.30 per share.

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As previously announced on September 15, 2008, the Company executed an Asset Purchase Agreement to acquire the Tully’s coffee brand and wholesale business from Tully’s Coffee Corporation for a cash purchase price of $40.3 million, subject to adjustment at closing. The Company intends to finance the purchase through its existing $225 million senior revolving credit facility and has received consent from the lenders under its existing revolving credit agreement. This transaction is subject to customary closing conditions, including approval by Tully’s shareholders, and is expected to close in March or April. The Company anticipates the acquisition will be neutral to modestly accretive to its earnings per share for the first twelve months of ownership following the closing of the transaction, and accretive thereafter.

Company Estimates Relating to Balance Sheet and Cash Flow:

•	Capital expenditures for fiscal 2009 in the range of $50 to $57 million.

•	Depreciation and amortization expenses in the range of $22 to $24 million including $4.8 million for amortization of identifiable intangibles.

Company Estimates for Second Quarter Fiscal Year 2009:

•	Total consolidated net sales growth of 48% to 53%.

•	An operating margin in the range of 8.8% to 9.6% including non-cash amortization expenses for identifiable intangibles of approximately $1.2 million.

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Fully diluted GAAP earnings per share in the range of $0.33 to $0.37 per share, including the non-cash amortization expenses related to the identifiable intangibles that are estimated to reduce EPS by approximately $0.03 per share.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits and information regarding non-cash related items such as amortization of identifiable intangibles related to the Keurig acquisition completed on June 15, 2006 and also excludes one time operating income related to the Company’s Kraft litigation. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with greater transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company.

Green Mountain Coffee Roasters, Inc. will be discussing these financial results and future prospects with analysts and investors in a conference call available via the internet. The call will take place today at 5:00 PM ET and will be available, with accompanying slides, via live webcast on the Company’s website at www.GreenMountainCoffee.com and other major portals. The Company archives the latest conference call on the Investor Services section of its website for a period of time. A replay of the conference call also will be available by telephone at 719-457-0820, Passcode 5204657 from 9:00 PM ET on January 28 through 9:00 PM ET on Monday, February 2, 2009.

GMCR routinely posts information that may be of importance to investors in the Investor Services section of its web site, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its web site regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

About Green Mountain Coffee Roasters, Inc.

Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) is recognized as a leader in the specialty coffee industry for its award-winning coffees, innovative brewing technology and socially and environmentally responsible business practices. GMCR manages its operations through two wholly owned business segments: Green Mountain Coffee and Keurig. Its Green Mountain Coffee segment sells more than 100 high-quality coffee selections, including Fair Trade Certified™ organic coffees, under the Green Mountain Coffee® and Newman’s Own® Organics brands through its wholesale, direct mail and e-commerce operations (www.GreenMountainCoffee.com). Green Mountain Coffee also produces its coffee as well as hot cocoa and tea in K-Cup® portion packs for Keurig® Single-Cup Brewers. Keurig, Incorporated is a pioneer and leading manufacturer of gourmet single-cup brewing systems for offices, homes and hotel rooms. Keurig markets its patented brewers and K-Cup portion packs through office distributors, retail and direct channels (www.Keurig.com). K-Cup portion packs are produced by a variety of licensed roasters including Green Mountain Coffee. Green Mountain Coffee Roasters, Inc. has been recognized repeatedly by CRO Magazine, Forbes and SustainableBusiness.com as a good corporate citizen and an innovative, high-growth company.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in receiving required approvals for the acquisition of Tully’s wholesale business and then in efficiently and effectively integrating Tully’s wholesale operations and capacity into its Green Mountain Coffee segment, the ability of our lenders to honor their commitments under our credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, the unknown impact of management changes, Keurig’s ability to continue to grow and build profits with its roaster partners in the office and at home markets, the impact of the loss of one or more major customers for Green Mountain Coffee or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, as well as other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect management’s analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Statements of Operations

(Dollars in thousands except per share data)

	Thirteen weeks ended December 27, 2008	Thirteen weeks ended December 29, 2007
Net sales	$196,980	$126,445
Cost of sales	143,630	83,156

Gross profit	53,350	43,289

Selling and operating expenses	36,181	27,034
General and administrative expenses	9,211	9,259
Patent litigation settlement, net of legal expenses	(17,000)	465

Operating income	24,958	6,531

Other income (expense)	(43)	(114)
Interest expense	(1,382)	(1,544)

Income before income taxes	23,533	4,873

Income tax expense	(9,149)	(1,948)

Net income	$14,384	$2,925

Basic income per share:
Weighted average shares outstanding	24,452,905	23,617,625
Net income	$0.59	$0.12

Diluted income per share:
Weighted average shares outstanding	25,752,103	25,424,541
Net income	$0.56	$0.12

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Balance Sheets

(Dollars in thousands)

	December 27, 2008	September 27, 2008
Assets
Current assets:
Cash and cash equivalents	$2,475	$804
Restricted cash and cash equivalents	575	161
Receivables, less allowances of $5,357 and $3,002 at December 27, 2008, and September 27, 2008, respectively	70,328	54,782
Inventories	66,839	85,311
Other current assets	5,632	4,886
Deferred income taxes, net	10,043	6,146

Total current assets	155,892	152,090

Fixed assets, net	98,818	97,678
Intangibles, net	28,193	29,396
Goodwill	73,953	73,953
Other long-term assets	4,913	4,531

Total assets	$361,769	$357,648

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$29	$33
Accounts payable	50,477	43,821
Accrued compensation costs	8,218	11,669
Accrued expenses	20,484	14,645
Income tax payable	8,748	2,079
Other short-term liabilities	4,609	673

Total current liabilities	92,565	72,920

Long-term debt	90,013	123,517

Deferred income taxes, net	21,485	21,691

Stockholders’ equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	—	—
Common stock, $0.10 par value: Authorized - 60,000,000 shares; Issued - 25,815,045 at December 27, 2008 and 25,478,536 shares at September 27, 2008, respectively	2,583	2,549
Additional paid-in capital	69,774	63,607

Retained earnings	95,664	81,280
Accumulated other comprehensive loss	(2,818)	(419)
ESOP unallocated shares, at cost - 18,129 shares	(161)	(161)
Treasury shares, at cost - 1,157,554 shares	(7,336)	(7,336)

Total stockholders’ equity	157,706	139,520

Total liabilities and stockholders’ equity	$361,769	$357,648

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Statements of Cash Flows

(Dollars in thousands)

	Thirteen weeks ended December 27, 2008	Thirteen weeks ended December 29, 2007
Cash flows from operating activities:
Net income	$14,384	$2,925
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,158	3,136
Amortization of intangibles	1,203	1,203
Loss on disposal of fixed assets	23	19
Provision for doubtful accounts	211	247
Loss on futures derivatives	10	—
Tax benefit from exercise of non-qualified options and disqualified dispositions of incentive stock options	(25)	(41)
Deferred income taxes	(2,576)	309
Deferred compensation and stock compensation	1,476	1,388
Changes in assets and liabilities:
Receivables	(15,757)	(20,689)
Inventories	18,472	(8,913)
Income tax payable (receivable)	6,669	(1,323)
Other current assets	(1,160)	(1,093)
Other long-term assets, net	(382)	95
Accounts payable	11,442	7,209
Accrued compensation costs	(3,451)	(438)
Accrued expenses	5,839	5,757

Net cash provided by (used for) operating activities	40,536	(10,209)

Cash flows from investing activities:
Capital expenditures for fixed assets	(10,124)	(11,770)
Proceeds from disposal of fixed assets	17	134

Net cash used for investing activities	(10,107)	(11,636)

Cash flows from financing activities:
Net change in revolving line of credit	(33,500)	17,300
Proceeds from issuance of common stock	1,876	1,189
Windfall tax benefit	2,874	1,731
Deferred financing fees	—	(794)
Repayment of long-term debt	(8)	(21)

Net cash provided by (used for) financing activities	(28,758)	19,405

Net increase (decrease) in cash and cash equivalents	1,671	(2,440)
Cash and cash equivalents at beginning of period	804	2,818

Cash and cash equivalents at end of period	$2,475	$378

Fixed asset purchases included in accounts payable and not disbursed at the end of each period:	$417	$3,665

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

Company-wide Keurig brewer and K-Cup portion pack shipments

(Unaudited data and in thousands)

	Q1 FY09 13 wks ended 12/27/08	Q1 FY08 13 wks ended 12/29/07	Q1 Y/Y Increase	Q1 % Y/Y Increase
Total Keurig brewers shipped (1)	711	322	389	121%
Total K-Cups shipped (system-wide) (2)	356,575	230,192	126,383	55%

(1)	Total Keurig brewers shipped means brewers shipped by Keurig to customers in the U.S./Canada.
(2)

Total K-Cups shipped (system-wide) means K-Cup shipments by all Keurig licensed roasters to customers in the U.S./Canada. These shipments form the basis upon which royalties are calculated by licensees for payments to Keurig. Total K-Cups sold by the Green Mountain Coffee (GMC) segment are under the brands Green Mountain Coffee, Newman’s Own Organics and Celestial Seasonings Teas and comprise historically approximately 55% to 58% of total K-Cups shipped system-wide.

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